Exhibit 99.1
Match Group Announces Third Quarter Results
Match Group Delivers on Revenue and Accelerates Innovation Focused on User Outcomes
LOS ANGELES, November 4, 2025 - Match Group (NASDAQ: MTCH) today announced financial results for the third quarter ended September 30, 2025, as well as meaningful advances in its product-led transformation. The company delivered on its revenue expectations and exceeded its Adjusted EBITDA expectations, excluding a $61 million legal settlement charge.
“We’ve moved quickly to accelerate innovation, strengthen accountability, and build for long-term growth,” said CEO Spencer Rascoff. “Our strategy is showing real progress this quarter, as we achieved our revenue goals and made meaningful progress on our product roadmap.”
Rascoff continued, “This quarter we increased product velocity, strengthened trust and safety, and operated with sharper discipline across the business. Our focus on execution, accountability, and efficiency is driving stronger performance while setting the foundation for long-term growth. I firmly believe that by combining innovation, operational rigor, and user empathy, we can shape the future of connection and strengthen our leadership in the category.”
In Q3, Match Group executed against its $50 million reinvestment plan across its portfolio to test user-first features, strengthen marketing, and expand its international footprint. Early results are instilling confidence in our strategy and learnings from these investments will inform how we deploy capital in 2026 and lay the foundation for the “Resurgence” phase of the turnaround that Match Group expects to take hold in 2026 and 2027.
Match Group also resolved Candelore v. Tinder, Inc., a decade-old case challenging Tinder’s former age-based pricing practices. The settlement closes a long-running matter and allows the company to move forward with focus and confidence.

Match Group Q3 2025 Financial Highlights
•Total Revenue of $914 million was up 2% year-over-year (“Y/Y”), up 1% on a foreign exchange (“FX”) neutral basis (“FXN”), driven by a 7% Y/Y increase in RPP to $20.58, partially offset by a 5% Y/Y decline in Payers to 14.5 million.
•Net Income of $161 million increased 18% Y/Y, representing a Net Income Margin of 18%.
•Adjusted EBITDA of $301 million declined 12% Y/Y, representing an Adjusted EBITDA Margin of 33%.
•Excluding a $61 million legal settlement charge and $2 million of restructuring costs, Adjusted EBITDA would have been $364 million, up 6% Y/Y, representing an Adjusted EBITDA Margin of 40%.
•Operating Cash Flow and Free Cash Flow were $758 million and $716 million, respectively, year-to-date through September 30, 2025.
•Repurchased 17.4 million of our shares at an average price of $32 per share on a trade date basis for a total of $550 million and paid $141 million in dividends, deploying 97% of our free cash flow for capital return to shareholders year-to-date through September 30, 2025.
•Diluted shares outstanding1 were 245 million as of October 31, 2025, a decrease of 8%, since November 1, 2024.
The following table summarizes total company consolidated financial results for the three months ended September 30, 2025 and 2024.

	Three Months Ended September 30,
(Dollars in millions, except RPP, Payers in thousands)	2025	2024	Y/Y Change
Total Revenue	$914	$895	2%
Direct Revenue	$897	$879	2%
Net income attributable to Match Group, Inc. shareholders	$161	$136	18%
Net Income Margin	18%	15%
Adjusted EBITDA	$301	$343	(12)%
Adjusted EBITDA Margin	33%	38%
Payers	14,527	15,214	(5)%
RPP	$20.58	$19.26	7%
We have updated the title of our primary non-GAAP measure to “Adjusted EBITDA” from our previous title “Adjusted Operating Income.” We believe this updated title better aligns with our peers. Numerically, Adjusted EBITDA is the same as Adjusted Operating Income; however, the starting point of the reconciliation to the most comparable GAAP financial measure has changed from operating income to net income. See below for the full definition of Adjusted EBITDA and a reconciliation of net income attributable to Match Group, Inc. shareholders to Adjusted EBITDA.
1 As defined on page 10 of this press release.

Other Quarterly Highlights:
•Tinder’s AI-driven Interactive Matching feature, Chemistry, continues to evolve how people connect by creating a more intentional and personalized discovery experience. Using deep learning and user-permissioned data (like camera roll insights), Chemistry surfaces a few highly compatible profiles each day, leading to more relevant matches and engaging conversations. Chemistry is currently live in New Zealand and Australia, with plans to expand to additional countries in the coming months.
•Face Check, Tinder’s new facial verification feature, is setting a new standard for authenticity in dating. It helps confirm users are real and match their profile photos. The feature is now mandatory for all new users in California and will roll out to additional U.S. states and countries in the coming months, following successful launches in Canada, India, Australia, and Colombia. Early results show an over 60% decrease in exposure to potential bad actors2, a 40% reduction in bad actor reports, and meaningful improvements in users’ reported trust and authenticity.
•Hinge continues to build strong momentum, with sustained growth and continued progress across its international markets. The app launched in Mexico in September and is expanding to Brazil in Q4, extending its reach in key international markets. Hinge also continues to advance its AI-powered features, including Conversation Starters and its Recommendation System, to improve connection quality and drive more meaningful engagement globally.
•Match Group’s continued rollout of alternative payments across its portfolio is increasing flexibility for users and lowering processing fees. These efforts are expected to generate approximately $14 million in savings in Q4 2025 and roughly $90 million in savings in 2026. Combined with earlier cost-reduction initiatives that produced $100 million in annualized savings, these improvements are enabling reinvestment in growth, including $50 million dedicated to testing new user-first features, strengthening marketing, and expanding internationally.
A webcast of our third quarter 2025 results will be available at https://ir.mtch.com, along with our Prepared Remarks and Supplemental Financial Materials. The webcast will begin today, November 4, 2025, at 5:00 PM Eastern Time. This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
Dividend Declaration
Match Group's Board of Directors has declared a cash dividend of $0.19 per share of the company's common stock. The dividend is payable on January 21, 2026 to stockholders of record as of January 6, 2026.
Financial Outlook
For Q4 2025, Match Group expects:
•Total Revenue of $865 to $875 million, up 1% to 2% Y/Y.
•Adjusted EBITDA of $350 to $355 million, representing a Y/Y increase of 9% at the midpoints of the ranges.
•Adjusted EBITDA Margin of 41% at the midpoints of the ranges.
2 Based on a random weighted sample of in-app profile views. Bad actors include accounts that engage in deceptive or harmful behaviors, including spam, scam attempts, or operating automated fake profiles (bots).

Financial Results
Consolidated Operating Costs and Expenses

	Three Months Ended September 30,
(Dollars in thousands)	2025	% of Revenue	2024	% of Revenue	Y/Y Change
Cost of revenue	$247,043	27%	$253,129	28%	(2)%
Selling and marketing expense	169,142	19%	156,656	17%	8%
General and administrative expense	148,021	16%	103,923	12%	42%
Product development expense	104,969	11%	103,724	12%	1%
Depreciation	14,845	2%	25,302	3%	(41)%
Impairments and amortization of intangibles	8,921	1%	42,090	5%	(79)%
Total operating costs and expenses	$692,941	76%	$684,824	76%	1%
Liquidity and Capital Resources
During the nine months ended September 30, 2025, we generated operating cash flow of $758 million and Free Cash Flow of $716 million.
During the quarter ended September 30, 2025, we repurchased 3.7 million shares of our common stock for $130 million on a trade date basis at an average price of $35.30. Between October 1 and October 31, 2025, we repurchased an additional 3.0 million shares of our common stock for $100 million on a trade date basis at an average price of $33.02. As of October 31, 2025, $1.10 billion in aggregate value of shares of Match Group stock remains available under our share repurchase program.
As of September 30, 2025, we had $1.1 billion in cash, cash equivalents, and short-term investments and $4.1 billion of long-term debt, inclusive of current maturities, all of which is fixed rate debt, including $1.1 billion of Exchangeable Senior Notes. Our $500 million revolving credit facility was undrawn as of September 30, 2025. Match Group’s trailing twelve-month leverage3 as of September 30, 2025 was 3.4x on a gross basis and 2.5x on a net basis.
On August 20, 2025, we completed a private offering of $700 million aggregate principal amount of 6.125% Senior Notes due 2033. The proceeds from the issuance of these notes will be used to repay all of the outstanding 0.875% exchangeable senior notes due 2026 at or prior to their maturity and the remaining proceeds will be used for general corporate purposes.
On September 8, 2025, we repurchased $76 million aggregate principal amount of 0.875% exchangeable senior notes due 2026.
On October 17, 2025, we paid a dividend of $0.19 per share to holders of record on October 3, 2025. The total cash payout was $45 million.
3 Leverage is calculated utilizing the non-GAAP measure Adjusted EBITDA as the denominator. For a reconciliation of the non-GAAP measure for each period presented, see page 8.

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(In thousands, except per share data)
Revenue	$914,275	$895,484	$2,609,191	$2,619,197
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	247,043	253,129	725,889	754,859
Selling and marketing expense	169,142	156,656	474,492	476,585
General and administrative expense	148,021	103,923	396,096	324,468
Product development expense	104,969	103,724	340,334	333,037
Depreciation	14,845	25,302	54,635	66,915
Impairments and amortization of intangibles	8,921	42,090	29,897	63,409
Total operating costs and expenses	692,941	684,824	2,021,343	2,019,273
Operating income	221,334	210,660	587,848	599,924
Interest expense	(37,024)	(40,120)	(104,440)	(120,511)
Other income, net	9,328	7,100	7,888	27,099
Income before income taxes	193,638	177,640	491,296	506,512
Income tax provision	(32,882)	(41,159)	(87,491)	(113,477)
Net income	160,756	136,481	403,805	393,035
Net income attributable to noncontrolling interests	(7)	(13)	(8)	(55)
Net income attributable to Match Group, Inc. shareholders	$160,749	$136,468	$403,797	$392,980

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.67	$0.53	$1.65	$1.49
Diluted	$0.62	$0.51	$1.55	$1.43

Basic shares outstanding	240,510	257,070	245,298	263,181
Diluted shares outstanding	260,324	275,738	265,303	281,255

Stock-based compensation expense by function:
Cost of revenue	$1,498	$1,747	$5,048	$5,267
Selling and marketing expense	3,042	3,259	8,908	9,395
General and administrative expense	15,996	26,639	68,738	75,868
Product development expense	35,770	32,843	111,473	107,645
Total stock-based compensation expense	$56,306	$64,488	$194,167	$198,175

Consolidated Balance Sheet

	September 30, 2025	December 31, 2024

	(In thousands)
ASSETS
Cash and cash equivalents	$1,053,240	$965,993
Short-term investments	3,561	4,734
Accounts receivable, net	344,444	324,963
Other current assets	126,524	102,072
Total current assets	1,527,769	1,397,762

Property and equipment, net	128,582	158,189
Goodwill	2,343,305	2,310,730
Intangible assets, net	198,341	215,448
Deferred income taxes	227,485	262,557
Other non-current assets	117,957	121,085
TOTAL ASSETS	$4,543,439	$4,465,771

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$497,588	$—
Accounts payable	26,252	18,262
Deferred revenue	159,756	166,142
Accrued expenses and other current liabilities	400,308	365,057
Total current liabilities	1,083,904	549,461

Long-term debt, net of current maturities	3,547,718	3,848,983
Income taxes payable	31,554	33,332
Deferred income taxes	12,241	11,770
Other long-term liabilities	91,849	85,882

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	299	294
Additional paid-in capital	8,708,758	8,756,482
Retained deficit	(6,175,956)	(6,579,753)
Accumulated other comprehensive loss	(412,180)	(449,611)
Treasury stock	(2,344,857)	(1,791,071)
Total Match Group, Inc. shareholders’ equity	(223,936)	(63,659)
Noncontrolling interests	109	2
Total shareholders’ equity	(223,827)	(63,657)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,543,439	$4,465,771

Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2025	2024

	(In thousands)
Cash flows from operating activities:
Net income	$403,805	$393,035
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	194,167	198,175
Depreciation	54,635	66,915
Impairments and amortization of intangibles	29,897	63,409
Deferred income taxes	35,161	5,223
Other adjustments, net	15,507	5,553
Changes in assets and liabilities
Accounts receivable	(16,450)	(41,412)
Other assets	43,803	4,968
Accounts payable and other liabilities	36,572	403
Income taxes payable and receivable	(31,118)	11,387
Deferred revenue	(8,379)	(29,647)
Net cash provided by operating activities	757,600	678,009
Cash flows from investing activities:
Capital expenditures	(42,100)	(43,011)
Other, net	(25,783)	(8,061)
Net cash used in investing activities	(67,883)	(51,072)
Cash flows from financing activities:
Proceeds from Senior Notes offerings	700,000	—
Principal payments on Term Loan	(425,000)	—
Payments to settle exchangeable notes	(74,437)	—
Debt issuance costs	(8,619)	—
Proceeds from issuance of common stock pursuant to stock-based awards	3,598	9,411
Withholding taxes paid on behalf of employees on net settled stock-based awards	(115,619)	(11,430)
Dividends	(140,893)	—
Purchase of treasury stock	(549,905)	(630,623)
Purchase of noncontrolling interests	(84)	(1,291)
Other, net	(6,225)	(2,193)
Net cash used in financing activities	(617,184)	(636,126)
Total cash provided (used)	72,533	(9,189)
Effect of exchange rate changes on cash and cash equivalents	14,714	2,281
Net increase (decrease) in cash and cash equivalents	87,247	(6,908)
Cash, cash equivalents, and restricted cash at beginning of period	965,993	862,440
Cash, cash equivalents, and restricted cash at end of period	$1,053,240	$855,532

Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(Dollars in thousands)
Net income attributable to Match Group, Inc. shareholders	$160,749	$136,468	$403,797	$392,980
Add back:
Net income attributable to noncontrolling interests	7	13	8	55
Income tax provision	32,882	41,159	87,491	113,477
Other income, net	(9,328)	(7,100)	(7,888)	(27,099)
Interest expense	37,024	40,120	104,440	120,511
Stock-based compensation expense	56,306	64,488	194,167	198,175
Depreciation	14,845	25,302	54,635	66,915
Impairments and amortization of intangibles	8,921	42,090	29,897	63,409
Adjusted EBITDA	$301,406	$342,540	$866,547	$928,423

Revenue	$914,275	$895,484	$2,609,191	$2,619,197
Net Income Margin	18%	15%	15%	15%
Adjusted EBITDA Margin	33%	38%	33%	35%
Reconciliation of Net Income to Adjusted EBITDA used in Leverage Ratios

Twelve months ended September 30, 2025
(In thousands)
Net income attributable to Match Group, Inc. shareholders	$562,093
Add back:
Net loss attributable to noncontrolling interests	(10)
Income tax provision	126,757
Other income, net	(21,604)
Interest expense	144,000
Stock-based compensation expense	263,373
Depreciation	75,219
Amortization of intangibles	40,663
Adjusted EBITDA	$1,190,491

Reconciliation of Forecasted Net Income to Forecasted Adjusted EBITDA

Three Months Ended December 31, 2025
(In millions)
Net income attributable to Match Group, Inc. shareholders	$159 to $164
Add back:
Net income attributable to noncontrolling interests	7
Income tax provision	46
Other income, net	7
Interest expense	43
Stock-based compensation expense	66
Depreciation and amortization of intangibles	22
Adjusted EBITDA	$350 to $355

Revenue	$865 to $875
Net Income Margin (at the mid-point of the ranges)	19%
Adjusted EBITDA Margin (at the mid-point of the ranges)	41%
Reconciliation of Operating Cash Flow to Free Cash Flow

	Nine Months Ended September 30,
	2025	2024

	(In thousands)
Net cash provided by operating activities	$757,600	$678,009
Capital expenditures	(42,100)	(43,011)
Free Cash Flow	$715,500	$634,998
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	$ Change	% Change	2024	2025	$ Change	% Change	2024

	(Dollars in millions, rounding differences may occur)
Total Revenue, as reported	$914.3	$18.8	2%	$895.5	$2,609.2	$(10.0)	—%	$2,619.2
Foreign exchange effects	(12.2)				(4.0)
Total Revenue, excluding foreign exchange effects	$902.1	$6.6	1%	$895.5	$2,605.2	$(14.0)	(1)%	$2,619.2

Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	10/31/2025
Share Price		$32.34
Absolute Shares		236.1

Equity Awards
Options	$16.69	0.2
RSUs and subsidiary denominated equity awards		8.6
Total Dilution - Equity Awards		8.8
Outstanding Warrants
Warrants expiring on September 15, 2026 (5.8 million outstanding)	$131.67	—
Warrants expiring on April 15, 2030 (7.0 million outstanding)	$131.73	—
Total Dilution - Outstanding Warrants		—

Total Dilution		8.8
% Dilution		3.6%
Total Diluted Shares Outstanding		244.8
______________________
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the options are settled net of the option exercise price and employee withholding taxes, as is our practice, and the dilutive effect is presented as the net shares that would be issued upon exercise. Withholding taxes paid by the Company on behalf of the employees upon exercise is estimated to be $5.6 million, assuming the stock price in the table above and a 50% estimated employee withholding tax rate.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are settled net of employee withholding taxes, as is our practice, and the dilutive effect is presented as the net number of shares that would be issued upon vesting. Withholding taxes paid by the Company on behalf of the employees upon vesting is estimated to be $277.6 million, assuming the stock price in the table above and a 50% withholding rate.
All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at September 30, 2025.
Exchangeable Senior Notes — The Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

Non-GAAP Financial Measures
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted EBITDA is defined as net income attributable to Match Group, Inc. shareholders excluding: (1) net income attributable to noncontrolling interests; (2) income tax provision or benefit; (3) other income (expense), net; (4) interest expense; (5) depreciation; (6) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; and (7) stock-based compensation expense. We believe Adjusted EBITDA is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA Margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash, and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of RSUs, performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Tinder consists of the world-wide activity of the brand Tinder®.
Hinge consists of the world-wide activity of the brand Hinge®.
Evergreen & Emerging (“E&E”) consists of the world-wide activity of our Evergreen brands, including Match®, Meetic®, OkCupid®, Plenty Of Fish®, and a number of demographically focused brands, and our Emerging brands, including BLK®, ChispaTM, The League®, Archer®, Upward®, YuzuTM, Salams®, HERTM, and other smaller brands.
Match Group Asia (“MG Asia”) consists of the world-wide activity of the brands Pairs® and Azar®.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, a majority of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Monthly Active User (“MAU”) is a unique registered user at a brand level who has visited the brand’s app or, if applicable, their website in the given month. For measurement periods that span multiple months, the average of each month is used. At a consolidated level and a business unit level to the extent a business unit consists of multiple brands, duplicate users will exist within MAU when the same individual visits multiple brands in a given month.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted EBITDA for the period referenced.

Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and our conference call, which will be held at 5:00 p.m. Eastern Time on November 4, 2025, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans,” “believes,” “will,” and “would,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our ability to maintain or grow the size of our user base and convert users to paying users, the success of our product strategies, competition, our ability to realize reductions in in-app purchase fees, the limited operating history of some of our brands, our ability to attract users to our services through cost-effective marketing and related efforts, our ability to distribute our services through third parties and offset related fees, risks relating to our use of artificial intelligence, foreign currency exchange rate fluctuations (including anticipated gains from fluctuations), the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, impacts to our offices and employees from more frequent extreme weather events, risks relating to certain of our international operations and acquisitions, damage to our brands' reputations as a result of inappropriate actions by users of our services, and macroeconomic conditions. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Hinge®, Match®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, Azar®, BLK®, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
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Tanny Shelburne Match Group Investor Relations ir@match.com	Vidhya Murugesan Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com